Exhibit 10.6.12

Notice of Grant of	LSI CORPORATION
Restricted Stock Unit Award	ID: 94-2712976
Under the	1320 Ridder Park Drive
LSI Corporation 2003 Equity Incentive Plan	San Jose, California 95131

GRANTEE NAME	Award Number:
Address	Grant Date:
Address	Number of Restricted Stock Units:

On the grant date shown above, LSI Corporation granted you the number of restricted stock units shown above under the LSI Corporation 2003 Equity Incentive Plan. If and when it vests, each restricted stock unit entitles you to receive one share of LSI common stock. We typically will withhold some of the shares you would receive when the restricted stock units vest to satisfy applicable tax or similar withholding obligations.

All or a portion of your Award may vest on April 1, 2016 if you have not incurred a Termination of Service prior to that date. Annex A describes how we will determine the portion of your Award, if any, that will vest on that date.

By your signature below, you agree that this award is governed by this Notice of Grant, the attached Restricted Stock Unit Agreement and the LSI Corporation 2003 Equity Incentive Plan. You acknowledge that you have received, read and understand this Notice of Grant, the attached agreement and the plan. You agree to accept as binding all decisions or interpretations of the Board of Directors of LSI or its delegate regarding any questions relating to the plan, this Notice of Grant or the attached agreement.

GRANTEE NAME

Date:

Annex A

In order for your award to vest on the date set forth in the notice of grant, each of the following conditions must be satisfied:

1.	You must not have incurred a Termination of Service before that date.

2.	LSI’s Adjusted Operating Income Growth must be equal to or better than the Adjusted Operating Income Growth of at least 35% of the Peers.

3.	The Compensation Committee of LSI’s Board of Directors must certify in writing (as contemplated by Section 162(m) of the Internal Revenue Code) that the condition in paragraph 2 was satisfied.

If these conditions are satisfied, then the full number of Restricted Stock Units shown in the notice of grant shall vest; provided, however, that the Compensation Committee may, in its sole and absolute discretion, on or before the vesting date set forth in the notice of grant, reduce the number of Restricted Stock Units that so vest. The Compensation Committee currently intends to reduce the number of Restricted Stock Units that vest using the following methodology:

1.	If LSI’s Revenue Growth is not equal to or better than the Revenue Growth of at least 35% of the Peers, then no Restricted Stock Units will vest.

2.	If LSI’s Revenue Growth is equal to or better than the Revenue Growth of at least 35% of the Peers, then the number of Restricted Stock Units that vest will be reduced to the number obtained by multiplying your Target Award by the percentage determined in accordance with the table below.

If LSI’s Revenue Growth is equal to or better than the Revenue Growth of this percentage of the Peers	Then we will multiply your Target Award by the following percentage to determine how many Restricted Stock Units vest:
35	25
60	100
75	200

The determination of the Compensation Committee will be final and binding. Any Restricted Stock Units that do not vest will be cancelled. When calculating the performance tests and the number of Restricted Stock Units that vest, we will use the following concepts:

1.	No additional Restricted Stock Units will vest if LSI’s Revenue Growth is greater than the Revenue Growth of more than 75% of the Peers.

2.	For purposes of determining the percentage of the Peers that LSI has outperformed on Revenue Growth, we will look at the percentage of the Peer just below LSI and the Peer just above LSI and take the average of the two.

3.	For purposes of determining how many Restricted Stock Units vest, we will use a sliding scale for performance between the levels listed in the table. For example, if LSI’s performance is better than 57% of the Peers, then the payout will be 91% of your Target Award (i.e., you’ll get 25% for exceeding 35% of the Peers, plus 66%, which is 88% of the difference between the payout at 35% performance and 60% performance).

4.	No adjustments to the performance tests will be made if a Peer acquires or disposes of a business or assets.

5.	If, on or before December 31, 2015, LSI disposes of one or more businesses that, in the aggregate, accounted for more than $25 million of LSI’s Revenue in the fiscal year(s) preceding the fiscal year in which the disposition(s) occurred, then the Revenue from the business(es) disposed of will be excluded from the calculation of Revenue for all periods.

6.	If, on or before December 31, 2015, LSI acquires one or more businesses that, in the aggregate account for more than 10% of LSI’s revenue in 2015, then the Compensation Committee will have the discretion to reduce the number of Restricted Stock Units that vest (or make no adjustment) as it deems appropriate in its sole discretion to reflect the acquisition(s) and may consult with the Audit Committee in making any such determination.

7.	For Peers with a December 31 fiscal quarter end, we will use Revenue and Adjusted Operating Income for the 12 months ending December 31 of the relevant year. For Peers with a fiscal quarter that ends on a date other than December 31, we will use Revenue and Adjusted Operating Income for the 12 months ending on the last day of the fiscal quarter ending immediately before December 31 in the relevant year.

8.	To compute Revenue and Adjusted Operating Income, we will use information filed by LSI and the Peers with the U.S. Securities and Exchange Commission in reports on Form 10-Q and Form 10-K.

9.	No fractions of an RSU will vest. If the number of RSUs that would vest is not a whole number, then the number of RSUs that vest will be rounded down to the next whole number.

10.	If a Change in Control occurs and the successor entity assumes this Award, the performance tests in this Award will be deemed met at a level that would result in the payout of your Target Award and your Target Award will vest on the date set forth in the Notice of Grant if you have not incurred a Termination of Service prior to that date.

11.	In the event of any changes in applicable accounting authority, the Compensation Committee will have the discretion to make changes or adjustments it deems appropriate to the performance tests in this Award, or the calculation of those tests, to maintain the original intent of this Award.

Capitalized terms in this Annex A have the following meanings:

“Adjusted Operating Income” means a company’s operating income, determined in accordance with US GAAP, excluding the impact of stock-based compensation, amortization of intangibles and restructuring charges.

“Adjusted Operating Income Growth” means the percentage change in a company’s Adjusted Operating Income from 2012 to 2015 (i.e., (2015 Adjusted Operating Income – 2012 Adjusted Operating Income) / 2012 Adjusted Operating Income).

“Peers” means those companies identified on Schedule 1 hereto. If a Peer is acquired or discontinues business operations or does not file financial statements with the SEC prior to the Vesting Date for any relevant period, then that company will not be considered a Peer and will be excluded from the calculations for all periods.

“Target Award” means one half (50%) of the number of Restricted Stock Units indicated in the Notice of Grant.

“Revenue” means revenue determined in accordance with US GAAP.

“Revenue Growth” means the percentage change in a company’s Revenue from 2012 to 2015 (i.e., (2015 Revenue – 2012 Revenue) / 2012 Revenue).

Schedule 1

Peer Group

Advanced Micro Devices, Inc.	KLA-Tencor Corporation
Altera Corporation	Lam Research Corporation
Analog Devices, Inc.	Linear Technology Corporation
Atmel Corporation	Marvell Technology Group Ltd.
Avago Technologies Limited	MEMC Electronic Materials, Inc.
Broadcom Corporation	NVIDIA Corporation
Cypress Semiconductor Corporation	ON Semiconductor Corporation
Fairchild Semiconductor International, Inc.	PMC-Sierra, Inc.
International Rectifier Corporation	Xilinx, Inc.
Intersil Corporation